Exhibit 99.1

Moelis & Company Reports Full Year and Fourth Quarter 2017 Financial Results;

Declares Special Dividend of $1.50 Per Share

and Increases Regular Quarterly Dividend to $0.47 Per Share

Record Full Year Revenues and Adjusted Net Income

•Record annual revenues of $684.6 million, up 12% from the prior year; fourth quarter revenues of $169.2 million, down 17% from a record Q4 2016

•GAAP net income of $0.78 per share (diluted) for the full year and GAAP net loss of $(0.72) per share (diluted) for the fourth quarter 2017; Adjusted net income of $2.29 per share (diluted) for the full year and $0.52 per share (diluted) for the fourth quarter 2017

•Continued to execute on organic growth strategy

  Added 16 Managing Directors in 2017 to enhance expertise in important sectors, products and regions; ended the year with 512 bankers, up 15% from the prior year

  Strong 2018 pipeline of Managing Director hires

  Promoted five additional advisory professionals to Managing Director in early 2018

•Strong cash flow generation and record amount of capital returned to shareholders

  Ended 2017 with cash and liquid investments of $309.0 million and no debt or goodwill

  Declared second special dividend related to 2017 of $1.50 per share; increased regular quarterly dividend by 27% to $0.47 per share

  Returned $10.14 per share to shareholders through dividends since April 2014 IPO1

NEW YORK, February 7, 2018 – Moelis & Company (NYSE: MC) today reported financial results for the year ended December 31, 2017.  The Firm’s fiscal year 2017 revenues of $684.6 million represented an increase of 12% over the prior year and our largest annual revenues on record.  GAAP net income for the period was $126.5 million, or $0.78 per share (diluted), compared with $141.9 million or $1.58 per share in the prior year period.  On an Adjusted basis, the Firm reported net income of $145.6 million for fiscal year 2017 as compared with $104.5 million in the prior year.  On a per share basis, the Firm reported Adjusted net income of $2.29 per share (diluted) in 2017, up 27% from the $1.80 per share (diluted) reported in the prior year period.

1Includes dividends declared herein but not yet paid

The Firm’s fourth quarter revenues of $169.2 million decreased 17% over the prior year period.    The Firm reported fourth quarter 2017 GAAP net loss of $(5.7) million, or $(0.72) per share (diluted), compared with GAAP net income of $54.7 million or $0.58 per share (diluted) in the prior year period.    On an Adjusted basis, the Firm reported net income of $34.1 million or $0.52 per share (diluted) for the fourth quarter of 2017, which compares with $39.3 million of net income or $0.66 per share (diluted) in the prior year period.

“We are delivering high quality, discrete, and trusted advice on some of the largest and most complex transactions in the world.  Our record full year revenues reflect this momentum and demonstrate the power of our collaborative model and the continued maturation of our brand.  We are encouraged by current activity levels and believe there is significant runway left in the current M&A cycle,” said Ken Moelis, Chairman and Chief Executive Officer.

“Moelis & Company is poised to benefit from its competitive positioning, a healthy global economy and new U.S. tax legislation, which should enhance our already strong capital generation capabilities.  With today’s announcement of a $1.50 per share special dividend and a 27% increase to our regular quarterly dividend, we will have returned $4.08 per share in dividends related to 2017.  We are committed to returning all of our excess capital to shareholders, while continuing to invest in our business.”

“To that end, we also made significant investment in our global network in 2017, adding 16 Managing Directors with our largest class of internal promotes and a number of high quality external hires.  We remain a top destination for talent, and our recruiting pipeline is strong.    As our team grows and our network strengthens, we are well positioned to capitalize on increased deal activity in 2018.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 60% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 40% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards and the impact related to the enactment of the Tax Cuts and Jobs Act, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands except per share data)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Revenues	$684,615	$613,373	12%	$684,615	$613,373	12%
Income (loss) before income taxes	350,351	166,674	N/M	219,844	171,884	28%
Provision for income taxes	223,827	24,809	N/M	74,285	67,379	10%
Net income (loss)	126,524	141,865	N/M	145,559	104,505	39%

Net income (loss) attributable to noncontrolling interests	97,124	103,478	N/M	-	-	N/M
Net income (loss) attributable to Moelis & Company	$29,400	$38,387	N/M	$145,559	$104,505	39%

Diluted earnings per share	$0.78	$1.58	N/M	$2.29	$1.80	27%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands except per share data)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Revenues	$169,167	$204,608	-17%	$169,167	$204,608	-17%
Income (loss) before income taxes	187,277	62,822	N/M	53,535	64,155	-17%
Provision for income taxes	192,927	8,094	N/M	19,407	24,826	-22%
Net income (loss)	(5,650)	54,728	N/M	34,128	39,329	-13%

Net income (loss) attributable to noncontrolling interests	19,163	39,693	N/M	-	-	N/M
Net income (loss) attributable to Moelis & Company	$(24,813)	$15,035	N/M	$34,128	$39,329	-13%

Diluted earnings per share	$(0.72)	$0.58	N/M	$0.52	$0.66	-21%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

For the year ended December 31, 2017, revenues were $684.6 million as compared with $613.4 million in 2016, or an increase of 12%.    This represents our largest year of revenues on record and compares favorably with a 1% decrease in the number of global completed M&A transactions in the same period2.The increase in full year revenues reflects strong and continued growth in M&A activity as well as increased Capital Markets advisory activity. Restructuring activity also improved slightly over the prior year, despite the low default rate environment.

2Source: Thomson Financial as of January 4, 2018; includes all transactions greater than $100 million in value

Revenues of $169.2 million in the fourth quarter of 2017 were down 17% from the $204.6 million of revenues earned in the fourth quarter of 2016,  which was our best quarter of revenues on record.    The decrease in quarterly revenues was the result of fewer transaction closings during the quarter, primarily due to a softer restructuring environment compared to the fourth quarter of 2016.

We continued to execute on our strategy of profitable expansion.    Since our last earnings release we  announced two Managing Directors in the U.S. who will strengthen our industry expertise in Healthcare and FinTech, and a Managing Director in London who will enhance our Consumer coverage in EMEA.   We are also committed to the development of our internal talent, and in early 2018 we promoted five of our advisory professionals to Managing Director: Ben Axelrod (U.S./M&A), Frank Del Vecchio (EMEA/Capital Markets), Anthony Doeh  (EMEA/Business Services), Mark Laoun (U.S./Financial Sponsors) and Swati Rao (U.S./Healthcare).

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Expenses
Compensation and benefits	$401,384	$360,893	11%	$397,170	$355,683	12%
% of revenues	59%	59%		58%	58%
Non-compensation expenses	$118,949	$91,391	30%	$118,949	$91,391	30%
% of revenues	17%	15%		17%	15%
Total operating expenses	$520,333	$452,284	15%	$516,119	$447,074	15%
% of revenues	76%	74%		75%	73%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Expenses
Compensation and benefits	$99,156	$119,981	-17%	$98,177	$118,648	-17%
% of revenues	59%	59%		58%	58%
Non-compensation expenses	$31,350	$23,102	36%	$31,350	$23,102	36%
% of revenues	19%	11%		19%	11%
Total operating expenses	$130,506	$143,083	-9%	$129,527	$141,750	-9%
% of revenues	77%	70%		77%	69%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a  GAAP basis were $520.3 million for the year and $130.5 million for the fourth quarter ended December 31, 2017.  On an Adjusted basis, operating expenses were $516.1 million for fiscal year 2017 as compared with $447.1 million in 2016, and $129.5 million for the fourth quarter of 2017 as compared with $141.8  million in the prior year period.  The increase in operating expenses for the full year is associated with increased revenues, which drove increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $401.4 million and $99.2 million in the fiscal year and fourth quarter ended December 31, 2017, respectively.    Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods)  were $397.2 million and $98.2 million for the fiscal year and fourth quarter ended December 31, 2017, respectively.    This compares with $355.7 million and $118.6 million for the fiscal year and fourth quarter ended December 31, 2016, respectively.    The Adjusted compensation and benefits ratio was consistent at 58% of revenues in both the current and prior year periods.

Non-compensation expenses on both a GAAP and Adjusted basis were $118.9 million in fiscal year 2017 as compared with $91.4 million in the prior year.    In the fourth quarter of 2017, GAAP and Adjusted non-compensation expenses were $31.4  million as compared with $23.1 million in the same period of the prior year.  The year over year increase in non-compensation expenses is primarily attributable to the growth in our business, including increased recruiting fees, as well as new business development and transaction related charges.    Our non-compensation expense ratio was 17% for the full year, in-line with our long-term target of approximately 15% to 18% of revenues.

Other Income

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Other income (expenses)	$177,728	$509	N/M	$43,007	$509	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Other income (expenses)	$144,840	$118	N/M	$10,119	$118	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

For fiscal year 2017, other income on a GAAP and Adjusted basis was $177.7 million and $43.0 million, respectively, as compared with $0.5 million on both  a GAAP and Adjusted basis in the prior year.  Other income on both a GAAP and Adjusted basis includes gains of $41.7 million arising from Moelis Australia’s IPO in April 2017 and subsequent share issuances through the remainder of the year.  The GAAP results also include $134.7 million of other income related to the estimated re-measurement of the liability pursuant to the Firm’s Tax Receivable Agreement

(“TRA”) in connection with the enactment of the Tax Cuts and Jobs Act (see Provision for Income Taxes below for more information).

For the fourth quarter of 2017, other income on a GAAP and Adjusted basis was $144.8 million and $10.1 million, respectively, as compared with $0.1 million on both a GAAP and Adjusted basis in the prior year period.  On both a GAAP and Adjusted basis in the fourth quarter, we recorded a gain of $9.7 million related to Moelis Australia’s October 2017 share placement.  The re-measurement impacts related to the Tax Cuts and Jobs Act were excluded from our Adjusted results.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 60% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 40% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  In connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the U.S. federal corporate tax rate in future years, our deferred tax assets, which consist primarily of step-up in tax basis related to the exchange of partnership units and deferred equity compensation, were re-measured at the new rate, resulting in a charge of $181.0 million.  This charge, together with the reduction in the TRA liability of $134.7 million (described above in Other Income), resulted in a net estimated charge of $46.3 million in our GAAP results.

For Adjusted purposes, we have excluded the impact of compensation expenses specifically related to the Firm’s IPO awards as well as the estimated balance sheet re-measurement impact related to the enactment of the Tax Cuts and Jobs Act.  We have also assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s full year and fourth quarter 2017 income was taxed at our corporate effective tax rate of 33.8% and 36.3% respectively, versus 39.2% and 38.7% in both prior year periods.  The decrease in the tax rate for the full year is primarily attributable to a tax benefit related to the appreciation of the Company’s stock price between employee equity grant date and delivery date, and a decline in nondeductible items as a percentage of income before taxes.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of December 31, 2017, we held cash and liquid investments of $309.0 million and had no debt or goodwill on our balance sheet.

On February 6, 2018, the Board of Directors of Moelis & Company declared a special dividend of $1.50 per share and increased the regular quarterly dividend to $0.47 per share.  The $1.97 per share will be paid on March 7, 2018 to common stockholders of record on February 20, 2018.

With the payment of these dividends, we will have returned $4.08 per share to investors through regular and special dividends with respect to 2017 activities,  demonstrating our strong cash flow generation and ongoing commitment to returning 100% of our excess capital to shareholders.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday,  February 7,  2018, accessible via telephone and the internet.  Ken Moelis,  Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our full year and fourth quarter 2017 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2017 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10115825.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients with 750 employees in 19 geographic locations in the Americas, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016

Revenues	$684,615	$613,373	$169,167	$204,608

Expenses
Compensation and benefits	401,384	360,893	99,156	119,981
Occupancy	17,101	18,696	4,431	3,755
Professional fees	19,954	12,574	6,280	5,023
Communication, technology and information services	25,173	22,025	6,537	5,924
Travel and related expenses	30,634	20,570	8,644	4,118
Depreciation and amortization	3,544	3,183	974	824
Other expenses	22,543	14,343	4,484	3,458
Total expenses	520,333	452,284	130,506	143,083

Operating income (loss)	164,282	161,089	38,661	61,525
Other income (expenses)	177,728	509	144,840	118
Income (loss) from equity method investments	8,341	5,076	3,776	1,179
Income (loss) before income taxes	350,351	166,674	187,277	62,822
Provision for income taxes	223,827	24,809	192,927	8,094
Net income (loss)	126,524	141,865	(5,650)	54,728

Net income (loss) attributable to noncontrolling interests	97,124	103,478	19,163	39,693
Net income (loss) attributable to Moelis & Company	$29,400	$38,387	$(24,813)	$15,035

Weighted-average shares of Class A common stock outstanding
Basic	30,597,058	20,933,757	34,522,450	21,042,993
Diluted	37,675,511	24,242,302	34,522,450	25,781,278
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.96	$1.83	$(0.72)	$0.71
Diluted	$0.78	$1.58	$(0.72)	$0.58

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Twelve Months Ended December 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$401,384	$(4,214)	(a)	$397,170

Other income (expenses)	177,728	(134,721)	(b)	43,007

Income (loss) before income taxes	350,351	(130,507)		219,844
Provision for income taxes	223,827	(149,542)	(b)(c)	74,285
Net income (loss)	126,524	19,035		145,559

Net income (loss) attributable to noncontrolling interests	97,124	(97,124)		-
Net income (loss) attributable to Moelis & Company	$29,400	$116,159		$145,559

Weighted-average shares of Class A common stock outstanding
Basic	30,597,058	25,972,450	(c)	56,569,508
Diluted	37,675,511	25,972,450	(c)	63,647,961
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.96			$2.57
Diluted	$0.78			$2.29

(a)    Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    The adjustment primarily reflects the re-measurement of our deferred tax assets and liabilities in connection with the enactment of the Tax Cuts and Jobs Act.  The deferred tax assets primarily consist of step-up in tax basis related to the exchanges of partnership units and deferred equity compensation.   The estimated impact of re-measurement of deferred tax assets of $181.0 million was included in our provision for income taxes, and the reduction in the related TRA liability of $134.7 million was included in other income, netting to a total estimated impact of $46.3 million in our GAAP results.  We have removed such net impact in our Adjusted results.

(c)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 33.8% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $10.6 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.6%.

	Twelve Months Ended December 31, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$360,893	$(5,210)	(a)	$355,683

Income (loss) before income taxes	166,674	5,210		171,884
Provision for income taxes	24,809	42,570	(b)	67,379
Net income (loss)	141,865	(37,360)		104,505

Net income (loss) attributable to noncontrolling interests	103,478	(103,478)		-
Net income (loss) attributable to Moelis & Company	$38,387	$66,118		$104,505

Weighted-average shares of Class A common stock outstanding
Basic	20,933,757	33,818,953	(b)	54,752,710
Diluted	24,242,302	33,818,953	(b)	58,061,255
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.83			$1.91
Diluted	$1.58			$1.80

(a)    Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.2% for the period presented.

	Three Months Ended December 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$99,156	$(979)	(a)	$98,177

Other income (expenses)	144,840	(134,721)	(b)	10,119

Income (loss) before income taxes	187,277	(133,742)		53,535
Provision for income taxes	192,927	(173,520)	(b)(c)	19,407
Net income (loss)	(5,650)	39,778		34,128

Net income (loss) attributable to noncontrolling interests	19,163	(19,163)		-
Net income (loss) attributable to Moelis & Company	$(24,813)	$58,941		$34,128

Weighted-average shares of Class A common stock outstanding
Basic	34,522,450	22,571,923	(c)	57,094,373
Diluted	34,522,450	30,710,091	(c)	65,232,541
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.72)			$0.60
Diluted	$(0.72)			$0.52

(a)    Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    The adjustment primarily reflects the re-measurement of our deferred tax assets and liabilities in connection with the enactment of the Tax Cuts and Jobs Act.  The deferred tax assets primarily consist of step-up in tax basis related to the exchanges of partnership units and deferred equity compensation.  The estimated impact of re-measurement of deferred tax assets of $181.0 million was included in our provision for income taxes, and the reduction in the related TRA liability of $134.7 million was included in other income, netting to a total estimated impact of $46.3 million in our GAAP results.  We have removed such net impact in our Adjusted results.

(c)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 36.3% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $0.9 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.0%. Due to the GAAP net loss during the period, no dilutive effect of unvested stock-based awards has been added to the GAAP diluted weighted-average shares outstanding. However, the Adjusted results include the full dilutive effect of unvested stock-based awards within the diluted weighted-average shares outstanding.

	Three Months Ended December 31, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$119,981	$(1,333)	(a)	$118,648

Income (loss) before income taxes	62,822	1,333		64,155
Provision for income taxes	8,094	16,732	(b)	24,826
Net income (loss)	54,728	(15,399)		39,329

Net income (loss) attributable to noncontrolling interests	39,693	(39,693)		-
Net income (loss) attributable to Moelis & Company	$15,035	$24,294		$39,329

Weighted-average shares of Class A common stock outstanding
Basic	21,042,993	33,709,717	(b)	54,752,710
Diluted	25,781,278	33,709,717	(b)	59,490,995
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.71			$0.72
Diluted	$0.58			$0.66

(a)    Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 38.7% for the period presented.